SECURED VENDOR PROGRAM AGREEMENT

This Secured Vendor Program Agreement (this "Agreement") is dated as of August 5, 2020, by and between **CHRISTOPHER & BANKS COMPANY** ("Retailer") and **ALCC, LLC** ("Program Agent" and together with Retailer, each a "Party" and collectively, the "Parties").

RECITALS

WHEREAS, Program Agent is in the business of purchasing inventory ("Goods") for and on behalf of retailers such as Retailer, and immediately upon the purchase by Program Agent of Goods, reselling and transferring title thereto to such retailers;

WHEREAS, Retailer wishes to facilitate its purchase of certain quantities of Goods pursuant to and in accordance with the terms of this Agreement; and

WHEREAS, Program Agent is willing to purchase Goods on behalf of Retailer and sell the same to Retailer, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Definitions

"Acceptance" means Program Agent's receipt of the Acceptance Report.

"Acceptance Report" means the report as to Purchase Orders subject to Consent, that Retailer will supply to Program Agent upon the completion of its customary "triple-match" process confirming: (i) written notice from the Retailer to the Participating Vendor that the Program Inventory specified in a particular Purchase Order have been received by the Retailer and comply in all respects with the terms of the Purchase Order and the TAC, (ii) a match of the applicable Program Inventory with an invoice in respect of such Purchase Order, and (iii) a corresponding bill of lading and customary receipt report with respect to the subject Program Inventory.

"Applicable Fee Rate" means the applicable percentage interest per annum, payable weekly, determined on the basis of a 365/366-day year and actual days elapsed, as set forth on Exhibit A opposite each applicable Participating Vendor.

"Applicable Percentage" means the Applicable Fee Rate or, from and after the occurrence and continuance of an Event of Default until the same is cured or waived in accordance with Section 7.2, the Default Rate.

"Consent" means the schedule attached hereto as Exhibit C, as may be amended from time to time by the Program Agent, and reflecting the inclusion of Purchase Orders as subject to this Agreement.

"Default Rate" means a rate five percentage points in excess of the Applicable Fee Rate.

"Event of Default" means (i) the Retailer's failure to make any payment if the same is not cured within two (2) Business Days, or, failure to perform any other material obligation hereunder if the same is not cured within ten (10) Business Days after notice from Program Agent, or (ii) the occurrence and continuance of any Event of Default under the Term Loan Credit Agreement.

"Gross Proceeds" means gross receipts from the sale or other disposition by or on behalf of Retailer of Program Inventory procured pursuant to this Agreement, calculated using the "gross rings" method, net of applicable sales taxes.

"Participating Vendor" means any vendor to the Retailer identified on the attached Exhibit A as such exhibit may be amended from time to time in writing by Program Agent and Retailer.

"Program Amount" means Ten Million Dollars ($10,000,000).

"Program End Date" means the earlier to occur of (a) August 3, 2023, and (b) the date upon which this Agreement is terminated pursuant to Section 7.

"Program Inventory" means Goods acquired by Program Agent from time to time, in its discretion, at the request of Retailer and in accordance with this Agreement. Such Goods shall remain Program Inventory after Retailer's Acceptance of such Goods; provided that upon Program Agent's receipt of the Program Payment in full in cash pursuant to clause (d) of the definition thereof, such Goods shall no longer constitute Program Inventory.

"Program Payment" means, as to the Program Inventory specified in each Purchase Order (by dollars, units, and SKU), the sum of (a) the Purchase Price of the Program Inventory sold at retail during the previous Retail Week, plus (b) the product of (i) the Program Inventory not sold at retail and (ii) the Applicable Percentage, plus (c) all fees that may be payable pursuant to that certain Fee Letter, dated of even date herewith, by and between Retailer and Program Agent, plus (d) the Purchase Price of Program Inventory not sold at retail as of the date that is one hundred eighty (180) days following the date of Acceptance or, with respect to any Participating Vendor on Exhibit G, the applicable number of days referenced on Exhibit G opposite such Participating Vendor.

"Program Payment Report" means a report setting forth the aggregate amount of the Program Payment due to Program Agent from the sale of all of the Program Inventory for the previous Retail Week.

"Purchase Order" means the Retailer's customary written request to a Participating Vendor to furnish Program Inventory to a Retailer in exchange for payment to be made at an agreed-upon later date.

"Purchase Price" means the applicable invoice cost of the Program Inventory.

"Replenishment Inventory" means Program Inventory with respect to which the applicable UPC and/or SKU numbers are identified on the schedule annexed hereto as Exhibit F, as such exhibit may be amended or updated from time to time by written agreement of the parties hereto.

"Retail Week" means with respect to each calendar week, the period from Sunday of such week at 12:00 Midnight, Eastern Time through and including Saturday of such week at 11:59 p.m., Eastern Time.

"TAC" means the Retailer's Purchase Order Terms and Conditions, last Updated November 2017, attached hereto as Exhibit B.

"Term" shall have the meaning given such term in Section 7.1.

"Termination Event" shall have the meaning given such term in Section 7.2.

"Term Loan Credit Agreement" means that certain Credit Agreement, dated as of February 27, 2020, by and between Retailer and Program Agent, as may be amended, amended and restated, modified, extended or supplemented and otherwise in effect from time to time.

"UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

"VCM" means the Vendor Compliance Manual of Christopher & Banks, last Updated July 2018.

2. Program Inventory and True Sale. Program Agent may, in its discretion, acquire Program Inventory in an aggregate amount not to exceed at any time the Program Amount. All delivery and sale of Program Inventory will be effected on a true-sale basis in accordance with the UCC and the provisions hereof.

3. Purchase Order Terms and Conditions. Program Agent may place one or more orders for Program Inventory with Participating Vendors. Any purchase of Program Inventory by Program Agent shall be subject to and in accordance with:

(i) the applicable Purchase Order;

(ii) the applicable TAC;

(iii) the applicable VCM; and

(iv) such Consent, as may modify any of (i), (ii), and/or (iii) above including, without limitation, (A) the addition of Program Agent as a third-party beneficiary under the Purchase Order, (B) limitation of liability of Program Agent to only the payment obligations of Retailer under Purchase Order, (C) any adjustments to the invoice terms agreed between Program Agent and Participating Vendor, and (D) instructions to Participating Vendor to send to Program Agent copies of all invoices, communications, notices and correspondence in connection with the Purchase Order.

4. Title, Risk of Loss. Immediately upon Acceptance, the Program Inventory that is the subject thereof shall be automatically, and without any further action by any of the Parties, be sold and deemed immediately resold by Program Agent to Retailer, title thereto shall pass and be transferred and conveyed to Retailer, together with all risk of loss with respect thereto, and the obligations hereunder shall become Obligations (as defined in the Term Loan Credit Agreement).

5. Payment.

5.1 Reporting. Retailer shall prepare and provide to Program Agent on a daily, weekly, monthly, and/or quarterly basis reporting such as is described in Exhibit D. Retailer shall also provide, on a daily, weekly, monthly, and/or quarterly basis, as Program Agent may require, any additional reports and information reasonably requested by Program Agent. Without limitation upon any other disclosure or reporting obligations of Retailer hereunder, Retailer agrees that it shall at all times maintain true, correct, and complete records of Program Inventory held by it for sale, sales transactions, and other sales data consistent, in each case, with its current practices and other practices prescribed herein.

5.2 Program Payments. Not later than each Tuesday at 5:00 p.m. Central Time, Retailer shall prepare and deliver to Program Agent the Program Payment Report. The Program Payment shall be wired to Program Agent on each Wednesday by 2:00 p.m. Central Time, following the end of each Retail Week.

5.3 Payment Terms. Retailer shall pay to Program Agent the Program Payment with respect to such Program Inventory free of any set-off, deduction, or counterclaim with respect to each Program Payment Report on each Wednesday for the prior retail week ended; provided, that, in the case of Program Payments with respect to Program Inventory consisting of Replenishment Inventory only, such Program Payments shall commence in the case of Program Inventory (a) not shipped FOB, thirty (30) days after Acceptance, and (b) shipped FOB, sixty (60) days after Acceptance, and continue in each case weekly thereafter in accordance with this Section.

6. Grant of Security Interest. To secure the full payment and performance of all of its obligations hereunder, Retailer hereby assigns to Program Agent and grants to Program Agent, a continuing purchase-money security interest in and to all Program Inventory, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, together with all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Retailer's books and records relating to any of the foregoing and to any Retailer's business.

7. Term, Termination.

7.1 Term. Unless earlier terminated pursuant to Section 7.2, this Agreement shall have a term commencing on the date hereof and continuing through the Program End Date (such period, the "Term").

7.2 Termination Events. Program Agent may (i) terminate this Agreement, or (ii) delay or cancel any purchase order under this Agreement upon written notice to Retailer, upon the occurrence of any Event of Default.

The occurrence of (x) an Event of Default, and (y) notice by the Program Agent of the termination of this Agreement is herein referred to as a "Termination Event".

7.3 Effect of Termination. Upon notice of Program Agent to Retailer of the occurrence of any Termination Event under Section 7.2:

(a) All unsold Program Inventory shall continue to be available for sale by Retailer in the ordinary course of business as if the terms hereof were in all respects in full force and effect; and

(b) All of Retailer's obligations under this Agreement shall become immediately due and payable to Program Agent and Retailer shall immediately pay all such obligations to Program Agent under this Agreement.

8. Representations and Warranties.

8.1 Retailer's Representations and Warranties. On the date hereof and the date of each Program Request, Retailer represents and warrants to Program Agent that:

(a) it is duly organized, validly existing and in good standing in its state of formation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement could not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of Retailer;

(e) when executed and delivered by both Parties, this Agreement will constitute the legal, valid and binding obligation of Retailer, enforceable against Retailer in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, and subject to principles of equity, irrespective of whether considered in a proceeding in equity or at law;

(f) Retailer is in material compliance with all applicable laws relating to this Agreement, the Program Inventory and the operation of its business; and

(g) all financial information that Retailer has provided to Program Agent is materially true, complete, and accurate and fairly represents Retailer's financial condition as of the date set forth in such financial information.

8.2 Warranties Disclaimer; Non-reliance. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NEITHER PROGRAM AGENT NOR ANY PERSON ON PROGRAM AGENT'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF (I) MERCHANTABILITY, (II) FITNESS FOR A PARTICULAR PURPOSE, OR (III) NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE,

USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) RETAILER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY PROGRAM AGENT, OR ANY OTHER PERSON ON PROGRAM AGENT'S BEHALF; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO LIMIT ANY REPRESENTATION OR WARRANTY OF A PARTICIPATING VENDOR THAT WOULD OTHERWISE BE AVAILABLE FOR THE BENEFIT OF THE RETAILER AND ITS CUSTOMERS UNDER THE APPLICABLE PURCHASE ORDER, THE TAC, OR THE VCM, AND TO THE EXTENT ANY SUCH REPRESENTATION OR WARRANTY IS MADE TO THE PROGRAM AGENT AS A RESULT OF ITS PURCHASE OF THE PROGRAM INVENTORY, SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY ASSIGNED TO THE RETAILER AND ITS CUSTOMERS UPON PAYMENT FOR SUCH PROGRAM INVENTORY.

9. Covenants. So long as any Program Payment or other obligation hereunder shall remain unpaid or unsatisfied, the Retailer shall:

9.1 Unique Identifier. Except in respect of the turnover of the initial stock of Replenishment Inventory only, maintain a unique UPC and/or SKU numbers for each item and type of Program Inventory provided hereunder; and

9.2 Dilution. Maintain its procedures for shrink, returns, chargebacks and markdown amounts applicable to Program Inventory in the ordinary course of business consistent with the Retailer's policies for all goods in effect as of the date hereof. Retailer further acknowledges and agrees, for the avoidance of doubt, that Program Agent shall not be responsible or liable in any respect, for any loss, cost, damage or expense arising out of, in connection with, or related to any shrink, returns, chargebacks and markdown amounts applicable to for Program Inventory; all risk of any loss related thereto shall remain exclusively with, and be the sole and exclusive responsibility of, the Retailer.

9.3 Unsold Inventory Sublimit. The aggregate amount of unsold Program Inventory of Participating Vendors listed on Exhibit G hereof shall not constitute at any time: (a) during the period commencing sixty (60) days after the date of this Agreement through and including the date that is one hundred eighty (180) days after the date of this Agreement, more than seventy percent (70%) of the aggregate dollar amount of all unsold Program Inventory, and (b) thereafter, more than fifty percent (50%) of the aggregate dollar amount of all unsold Program Inventory.

9.4 Indemnification. Retailer shall indemnify, hold harmless, and defend Program Agent and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors and permitted assigns (collectively, "Program Agent Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, "Losses"), incurred by Program Agent, arising out of, in connection with, or related to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise (collectively, "Claim") of a third party, in real time as any such Losses are incurred:

(a) relating to a breach or non-fulfillment of any representation, warranty, term or covenant under this Agreement by Retailer or its personnel;

(b) alleging or relating to any act or omission of Retailer or its personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(c) alleging or relating to any bodily injury, death of any person or damage to real or tangible personal property caused by the acts or omissions of Retailer or its personnel; or

(d) relating to a purchase of Program Inventory by any person or entity purchasing directly or indirectly through Retailer;

(e) relating to any failure by Retailer or its personnel to comply with any applicable laws; or

(f) alleging that any of the Program Inventory or any receipt or use thereof infringes any intellectual property rights of a third party;

provided, that, Retailer shall not be liable for any portion of such Losses resulting from any Program Agent Indemnified Party's gross negligence or willful misconduct, fraud or breach in bad faith of its obligations under this Agreement, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

10. Limitation of Liability.

10.1 No Liability for Consequential or Indirect Damages. IN NO EVENT IS ANY PARTY OR ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER THE DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT ANY PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

10.2 Waiver of Product Liability; Covenant Not to Sue. Retailer acknowledges that Program Agent is not the manufacturer of any Program Inventory or Goods to be delivered under this Agreement and therefore agrees that Program Agent shall not have any liability (and that there is no basis for any and all present or future Claims giving rise to any liability) arising out of or in connection with any injury to individuals or property as a result of the ownership, possession, or use of any Program Inventory or Goods manufactured, sold, or delivered by Program Agent under this Agreement ("Product Liability Claims"). For the avoidance of doubt, Retailer expressly waives any and all present or future Product Liability Claims that may arise out of or in connection with this Agreement. Retailer, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of Program Agent that it will not sue (at law, in equity, in any regulatory proceeding or

otherwise) Program Agent on the basis of any Product Liability Claim that may arise out of or in connection with this Agreement, or seek to implead or otherwise join Program Agent, in any such proceeding involving Retailer and any third parties whether or not such proceedings arise out of or in connection with this Agreement. If Retailer or any of its successors, assigns or other legal representatives violates the foregoing covenant, Retailer, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as Program Agent may sustain as a result of such violation, all attorneys' fees and costs incurred by Program Agent as a result of such violation.

11. Retailer's Insurance Obligations. During the Term, Retailer shall, at its own expense, maintain and carry in full force and effect, for the benefit of Program Agent, commercial general liability (including product liability) and property insurance to insure against any Product Liability Claim of a third party and/or casualty in a sum no less than the lesser of (i) the Program Amount and (ii) the aggregate amount of all amounts outstanding under this Agreement, and shall provide Program Agent with a certificate of insurance evidencing the insurance coverage specified in this Section 12. The certificate of liability insurance shall in each case name Program Agent as an additional insured and the certificate of property insurance shall in each case name Program Agent as loss payee, as its interests may appear. Retailer shall provide Program Agent with thirty (30) days' advance written notice in the event of a cancellation or material change in such insurance policy.

12. Miscellaneous.

12.1 Further Assurances. Upon Program Agent's request, Retailer shall, at Retailer's sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, as reasonably necessary to give full effect to this Agreement.

12.2 Entire Agreement. This Agreement, including all related exhibits, schedules, attachments and appendices, together with any applicable Purchase Order, TAC and VCM, constitutes the sole and entire agreement of the Parties regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

12.3 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

12.4 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.5 Amendment and Modification. No amendment to or modification of this Agreement is effective unless it is in writing and signed by each Party.

12.6 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission or course of dealing between the Parties.

12.7 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

12.8 Certain Tax Matters. Retailer shall, in compliance with all applicable laws, collect and remit all sales tax as required by all taxing authorities to be collected and/or remitted by it, and shall provide to Program Agent with evidence in form and substance satisfactory to Program Agent of Retailer's compliance with this Section 13.8 not less frequently than monthly or quarterly, depending on the individual state's requirements. Retailer shall assist Program Agent in obtaining a resale certificate substantially in the form annexed hereto as Exhibit E, tax exemption certificate, and any other applicable documentation that may be necessary or appropriate with respect to Program Agent's exemption from state and local sales tax as a wholesale buyer of Goods for subsequent retail sale.

12.9 Assignment. Retailer shall not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of Program Agent; provided, that, the sale of any Program Inventory done through, or with the assistance of, a third party, in conjunction with a liquidation shall not be deemed a delegation or assignment hereunder. Any purported assignment or delegation in violation of this Section is null and void. No permitted assignment or delegation relieves Retailer of any of its obligations under this Agreement. Program Agent may assign any of its rights or delegate any of its obligations to any affiliate or to any person acquiring all or substantially all of Program Agent assets without the prior written consent of Retailer; provided, that, any other assignment or delegation shall require the prior written consent of Retailer.

12.10 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

12.11 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.12 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement

are governed by, and construed in accordance with, the law of the State of New York. The Parties agree that the United Nations Convention on Contracts for the International Sale of Program Inventory does not apply to this Agreement.

12.13 Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than the state or federal courts in the State of New York located in New York County. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the state of New York. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.15 Costs and Expenses. The Retailer shall pay (a) all reasonable out-of-pocket expenses incurred by the Program Agent in connection with this Agreement and any other agreements entered into with Participating Vendors in respect of this Agreement, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Program Agent, and (B) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the obligations hereunder, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other agreements entered into with Participating Vendors in respect of this Agreement or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the other agreements entered into with Participating Vendors in respect of this Agreement or efforts to preserve, protect, collect, or enforce rights in respect of the Program Inventory, and (C) any workout, restructuring or negotiations in respect of any obligations hereunder; and (b) all customary fees and charges (as adjusted from time to time) of Program Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Retailer (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith.

12.16 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

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[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CHRISTOPHER & BANKS COMPANY

By: [signature]
Name: Richard Bundy
Title: SVP- CFO

ALCC, LLC

By: ______________________________

Name: Gregory Shalette

Title: Authorized Signatory